UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Election of Jay H. Bhatt to Board of Directors
On November 28, 2011, Progress Software Corporation (the “Company”) filed a Current Report on Form 8-K with respect to a press release it issued on that day announcing that Jay H. Bhatt had been appointed President and Chief Executive Officer of the Company effective December 5, 2011. This 8-K also stated that Mr. Bhatt would be appointed to the Company’s Board of Directors, and that Richard D. Reidy would resign as President and Chief Executive Officer and as a Director of the Company, effective upon commencement of Mr. Bhatt’s employment with the Company. On December 5, 2011, upon his commencement of employment and following Mr. Reidy’s resignation, Mr. Bhatt was elected to the Board of Directors effective as of December 5, 2011.
Executive Severance Agreements
On December 2, 2011, the Company entered into Executive Severance Agreements (the “Severance Agreements”) with its executive officers, including its named executive officers, Charles F. Wagner, Jr., Executive Vice President, Finance & Administration and Chief Financial Officer, Christopher A. Larsen, Executive Vice President, Global Field Operations, Gary G. Conway, Executive Vice President, Chief Marketing Officer, and David A. Benson, Executive Vice President, Chief Information Officer (the “NEOs”). These Severance Agreements provide each NEO with certain payments and benefits upon an “Involuntary Termination” (as defined below) of such NEO’s employment with the Company. Except as noted below, each of these Severance Agreements contains essentially identical terms.
Each Severance Agreement provides that upon the Involuntary Termination of an NEO’s employment and the execution by such NEO of a standard release of claims, such NEO will be entitled to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve (12) months of total target cash compensation as of the date of termination, which will be paid over twelve (12) months, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) in the case of Messrs. Wagner, Conway and Benson, twenty-four (24) months of acceleration of unvested stock options and restricted stock units, and in the case of Mr. Larsen, twelve (12) months of acceleration of unvested stock options and restricted stock units. Severance payments and benefits upon any Involuntary Termination of the NEO’s employment within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement previously entered into by each NEO with the Company.
An “Involuntary Termination” is defined in each Severance Agreement as either a termination of employment by the Company other than for “Cause” (as defined in the Severance Agreements), disability or death or a termination by the NEO as a result of certain events occurring without his consent such as an assignment to him of duties which is materially inconsistent with his position prior to the assignment, a significant reduction of his duties or the removal of such NEO from such position, a material reduction in such NEO’s base salary or target bonus, a relocation of such NEO to a facility or location more than fifty miles from his then present location or a material breach of the Severance Agreement by the Company.
Each Severance Agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.
Each Severance Agreement will expire on August 1, 2013, except that the expiration of the agreement will not affect the obligations of the parties on account of a termination of employment occurring prior to August 1, 2013. Upon expiration of the Severance Agreements, the NEOs will thereafter be subject to the severance plan, if any, then applicable to members of the Company’s Executive Committee upon an Involuntary Termination.
The terms of the Severance Agreements generally reflect the severance and benefits payable to executive officers under the company-wide severance guidelines previously adopted by the Company, except that the acceleration of vesting of stock options and restricted stock units is twelve (12) months under those guidelines.

The Severance Agreements were approved by the Compensation Committee following consultation with the Company’s independent compensation consultant. The foregoing summary is qualified in its entirety by reference to the form of Severance Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Form of Executive Severance Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2011	Progress Software Corporation
	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Executive Severance Agreement